Debt Settlement Agreement

This Debt Settlement Agreement (“Agreement”) is entered into as of this 29th day of May, 2012, by and between Native American Energy Group, Inc. (“Company”) and Assetia FOG LLC, (“Creditor”).

Recitals

WHEREAS, Company is indebted to the Creditor in the principal amount of $245,000 since November 2007 (the “Debt”),

WHEREAS, Creditor has also incurred legal fees totaling a minimum of $10,000 over the past four years in connection with the Debt (the “legal fees”),

WHEREAS, the Company wishes to resolve the amount due and owing to Creditor and has proposed a settlement offer consisting of a conversion of the Debt to the common stock of the Company,

WHEREAS, Creditor is willing to accept the proposed settlement offer whereby the Debt will be converted to a total of one hundred twenty-two thousand five hundred shares (122,500) of common stock of the Company (the “Settling Shares”), in full satisfaction of the Debt, due to Creditor, from the Company.

WHEREAS, the conversion price of the debt is $2.00 per share ($245,000 / $2.00 per share equals 122,500 shares).

WHEREAS, Company has further agreed to reimburse Creditor for the legal fees totaling $10,000 in addition to the Settling Shares (“Cash Portion”),

WHEREAS, Creditor has agreed to allow the Company until June 29, 2012 to remit the cash portion of the Settlement,

WHEREAS, Company and Creditor both understand that failure of Company to remit the cash portion of the settlement by June 29, 2012 shall constitute the termination of this Agreement and forfeiture of the Settling Shares leaving the Debt still outstanding.

WHEREAS, the following, if accepted by Creditor, shall constitute our agreement, whereby the Creditor, agrees to waive all claims it may have against the Company arising out of the debt for payment, or otherwise, and full settlement of the issues therein providing that the cash portion of the settlement is remitted by the deadline date of June 29, 2012.

NOW THEREFORE, the parties agree as follows:

1.	The Company shall immediately issue and deliver an aggregate of one hundred twenty-two thousand five hundred (122,500) shares of its common stock, $0.001 par value (the "Settling Shares") to the party designated by Creditor;

108-18 Queens Blvd Suite 901 Forest Hills NY 11375

www.nativeamericanenergy.com

(718) 408-2323 Fax: (718) 793-4034

2.	Such Settling Shares are to be issued with a restrictive legend pursuant to Rule 144 under the Securities Act of 1933, as amended.

3.	The execution by Creditor, of this Agreement shall be sufficient written consent as to the cancellation of the Note and the entire debt provided that the Cash Portion of the Settlement is remitted on or before June 29, 2012;

4.	This Agreement shall be interpreted under the laws of the State of New York.

5.	The Agreement represents the entire agreement between the parties and supersedes all prior agreements, promises, understandings, letters of intent, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party hereto or any related or unrelated party;

6.	As used herein, the term party or parties shall include their respective successors in interest, licensees or assigns;

7.	Each person who signs this Agreement on behalf of a corporation represents and warrants that he/she has full and complete authority to execute this Agreement on behalf of such corporation. The undersigned acknowledge that this Agreement and the terms contained herein have been approved by the Company's Board of Directors. Each party shall bear the fees and expenses of its counsel and its out-of-pocket costs in connection with this Agreement. The Company shall bear the cost of the issuance and delivery of such Settling shares, including any applicable legal or transfer fees;

8.	The Agreement may be executed in one or more counterparts, which together shall be deemed one instrument.

Please indicate your acceptance of the above by signing and returning a copy of this Agreement.

Very truly yours,

/s/ Raj S. Nanvaan

Raj S. Nanvaan
Chief Financial Officer

Accepted and Agreed this 29th day of May, 2012.

By:	/s/ Mark B. Fowler
Mark B. Fowler – Manager
Assetia FOG LLC

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